Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement of Watu Metals Acquisition Corporation on Form S-1 of our report dated March 9, 2026, except for Note 3, Note 4, Note 5, Note 6, Note 7 and Note 9, as to which the date is June 3, 2026, which includes an explanatory paragraph as to the company’s ability to continue as a going concern, with respect to our audit of the financial statements of Watu Metals Acquisition Corporation as of February 28, 2026 and for the period from September 3, 2025 (inception) through February 28, 2026, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

/s/ Felix CPAs LLC

Branchburg, New Jersey

June 3, 2026